EXHIBIT 2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT to the Rights Agreement (the "Rights Agreement") dated as of September 11, 1996, between Empire of Carolina, Inc. and American Stock Transfer & Trust Company as Rights Agent ("American Stock Transfer") is dated as of the 5th day of May 1997.

         WHEREAS, the Company, HPA Associates, L.L.C., a Delaware limited liability company ("HPA"), and EMP Associates L.L.C., a Delaware limited liability company (collectively with HPA, the "Investors") propose to enter into that certain Securities Purchase Agreement dated as of May 5, 1997 between the Company and the Investors (the "Securities Purchase Agreement"), and following the consummation of the transactions contemplated thereby the Investors will be significant stockholders of the Company; and

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

         WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's stockholders;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties agree to amend the Rights Agreement as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended by deleting the words "and (iii)" from the second sentence thereof and substituting the following therefor:

         (iii) no Person who or which was an Exempt Person prior to the adoption of the First Amendment dated as of May 5, 1997 (the "Amendment") to the Rights Agreement shall be deemed to be an "Acquiring Person" for purposes of this Agreement; provided, however, that if any such Person ceases to be an Exempt Person following the adoption of the Amendment, after 5:00 p.m., New York time, on May 7, 1997, (A) acquires beneficial ownership of any additional Common Shares and (B) beneficially owns after such acquisition 15% or more of the aggregate number of Common Shares of the Company then outstanding, then such Person shall be deemed to be an "Acquiring Person," and (iv)

         2. Section 1(k) of the Rights Agreement is hereby amended by deleting
Section 1(k) thereof in its entirety and substituting the following therefor:

                   (k) "Exempt Person" means (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit plan of the Company or any Subsidiary of

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         the Company, or any entity holding Common Shares of the Company for or pursuant to the terms of any such plan or related trust; (iv) Steven E. Geller ("Geller"), WPG Corporate Development Associates IV, L.P., a Delaware limited partnership, WPG Corporate Development Associates IV (Overseas), L.P., a Cayman Islands limited partnership, Westpool Investment Trust plc, Glenbrook Partners, L.P. and any Affiliate of any of the foregoing Persons; (v) Geller and any descendant of Geller, or any spouse, widow or widower of Geller or of any such descendant (Geller and any such descendants, spouses, widows and widowers collectively defined as the "Family Members"); (vi) any trust of which Geller is a trustee; (vii) any estate of a Family Member, or any trust established by or for the benefit directly or indirectly of one or more Family Members provided that one or more Family Members or charitable organizations which qualify as exempt organizations under Section 501(c) of the Internal Revenue Code of 1986, as amended ("Charitable Organizations") collectively are the beneficiaries of at least 50% of the actuarially-determined beneficial interest in such estate or trust;
         (viii) any Charitable Organization which is established by one or more Family Members (a "Family Charitable Organization"); (ix) any corporation of which a majority of the voting power or a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (vii) above, or Family Charitable Organizations; (x) any partnership, limited liability company or other entity or arrangement of which a majority of the voting interest or a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, estates or trusts described in clause (vii) above, or Family Charitable Organizations; (xi) HPA Associates, L.L.C., a Delaware limited liability company ("HPA"), and EMP Associates, L.L.C., a Delaware limited liability company (collectively with HPA, the "Investors"), and their respective Affiliates, from and after the execution of that certain Securities Purchase Agreement between the Company and the Investors to be dated as of May 5, 1997 (the "Securities Purchase Agreement"); provided that (A) if the Investors or their respective Affiliates acquires beneficial ownership of any Common Shares other than in a transaction with the Company or with the written consent of the Company from and after the execution of the Securities Purchase Agreement and prior to the consummation of the investment by the Investors contemplated by the Securities Purchase Agreement, then the Investors and their Affiliates shall not be deemed to be "Exempt Persons" at any time after such acquisition of beneficial ownership, or (B) if the investment by Investor contemplated by the Securities Purchase Agreement is not consummated, then the Investors and their respective Affiliates shall not be deemed to be "Exempt Persons" at any time after the Securities Purchase Agreement terminates in accordance with its terms, and (xii) any trustee, executor, direct or indirect managing or general partner or other Person who has or shares voting and/or investment power over Common Shares beneficially owned by any of the foregoing Persons solely in their capacities as such.

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         3. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

         4. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

         6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                                     EMPIRE OF CAROLINA, INC.
Attest:

By  /s/ Lawrence Geller                              By /s/ Steven Geller
Name:  Lawrence Geller                               Name:  Steven Geller
Title: General Counsel and Secretary                 Title: Chairman and Chief
                                                            Executive Officer


                                                     AMERICAN STOCK TRANSFER &
                                                     TRUST COMPANY
Attest:

By      (signature)                                 By   /s/ Herbert J. Lemmer
       ------------                                    ----------------------
Name:                                                Name:  Herbert J. Lemmer
Title:                                               Title:  Vice President




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